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                                                                     EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION
                                       OF
                       PEOPLES EDUCATIONAL HOLDINGS, INC.


                                ARTICLE 1 - NAME

    1.1) The name of the corporation shall be Peoples Educational Holdings, Inc.

                          ARTICLE 2 - REGISTERED OFFICE

    2.1) The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                               ARTICLE 3 - PURPOSE

    3.1) The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                            ARTICLE 4 - CAPITAL STOCK

    4.1) Authorized Shares; Establishment of Classes and Series. The aggregate number of shares the corporation has authority to issue shall be 10,000,000 shares, par value $0.02, consisting of 8,500,000 common shares and 1,500,000 preferred shares. The Board of Directors is authorized to establish from the preferred shares, by resolution adopted and filed in the manner provided by law, one or more classes or series of preferred shares, and to fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof.

    4.2) Issuance of Shares. The Board of Directors of the corporation is authorized from time to time to accept subscriptions for, issue, sell and deliver shares of any class or series of the corporation to such persons, at such times and upon such terms and conditions as the Board shall determine, valuing all nonmonetary consideration and establishing a price in money or other consideration, or a minimum price, or a general formula or method by which the price will be determined.

    4.3) Issuance of Rights to Purchase Shares. The Board of Directors is further authorized from time to time to grant and issue rights to subscribe for, purchase, exchange securities for, or convert securities into, shares of the corporation of any class or series, and to fix the terms, provisions and conditions of such rights, including the exchange or conversion basis or the price at which such shares may be purchased or subscribed for.


                       ARTICLE 5 - RIGHTS OF STOCKHOLDERS

    5.1) Preemptive Rights. Except as may be specifically agreed in writing by the corporation and a stockholder, no shares of any class or series of the corporation shall entitle the holders to any preemptive rights to subscribe for or purchase additional shares of that class or series or any other class or series of the corporation now or hereafter authorized or issued.

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    5.2) No Cumulative Voting Rights. There shall be no cumulative voting by the stockholders of the corporation.

                     ARTICLE 6 - WRITTEN ACTION BY DIRECTORS

    6.1) Any action required or permitted to be taken at a Board meeting may be taken by written action signed by all of the directors.

          ARTICLE 7 - MERGER, EXCHANGE, SALE OF ASSETS AND DISSOLUTION

    7.1) Where approval of stockholders is required by law, the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote shall be required to authorize the corporation (i) to merge into or with one or more other corporations, (ii) to exchange its shares for shares of one or more other corporations, (iii) to sell, lease, transfer or otherwise dispose of all or substantially all of its property and assets, including its good will, or
(iv) to commence voluntary dissolution.

              ARTICLE 8 - AMENDMENT OF CERTIFICATE OF INCORPORATION
                                   AND BYLAWS

    8.1) Any provision contained in this Certificate of Incorporation may be amended, altered, changed or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares present and entitled to vote at a duly held meeting or such greater percentage as may be otherwise prescribed by the laws of the State of Delaware.

    8.2) The Board of Directors shall have the power to adopt, amend or repeal the corporation's Bylaws, subject to the power of the stockholders to adopt, amend or repeal the corporation's Bylaws.

                      ARTICLE 9 - ELIMINATION OF LIABILITY

    9.1) A director of the corporation shall not be liable to the corporation or the stockholders of the corporation for monetary damages for a breach of the fiduciary duty of care as a director, except to the extent such exception from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same currently exists or hereafter is amended.

     9.2) The corporation shall, to the fullest extent permitted under Delaware General Corporation Law as the same currently exists or hereafter is amended, indemnify (and advance expenses to) the directors and officers of the corporation. The corporation may indemnify (and advance expenses to) a person who is not and was not a director of officer of the corporation but who is or was an employee or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, association or other enterprise, to the same extent the corporation would indemnify an officer or director of the corporation. The provisions of this Article shall not be deemed to limit or preclude indemnification of a director, officer, employee or agent by the corporation for any liability which has not been eliminated by the provisions of this Article.

Any repeal or modification of this Article 9 by the stockholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.



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                             ARTICLE 10 - ELECTIONS

The directors of the corporation need not be elected by written ballot unless the by-laws so provide.

                            ARTICLE 11 - INCORPORATOR

The name and address of the incorporator are as follows:

        John C. Bergstrom
        1610 World Trade Center
        St. Paul, MN  55101

                             ARTICLE 12 - DIRECTORS

The names and addresses of the persons who shall serve as the initial directors until the first annual meeting of stockholders, or until their successors are duly elected and qualified, are:

         James J. Peoples
         299 Market Street
         Saddle Brook, New Jersey 07607

         John C. Bergstrom
         1610 World Trade Center
         St. Paul, MN  55101

         James P. Dolan
         650 3rd Avenue South, Suite 1650
         Minneapolis, MN  55402

         Diane M. Miller
         299 Market Street
         Saddle Brook, New Jersey 07607

         Anton J. Christianson
         c/o Cherry Tree Investments, Inc.
         Centennial Lakes Office Park
         7601 France Ave. So. Suite 150
         Edina, Minnesota 55435


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    I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and, accordingly, have hereto set my hand this 18th day of October, 2001.


                                   /s/ John C. Bergstrom
                              ----------------------------------------
                              John C. Bergstrom, Incorporator


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